Exhibit (d)(29)

Ipsen, S.A.

42, rue du Docteur Blanche

75016 Paris

France

Beaufour Ipsen Pharma, S.A.S.

24 rue Erlanger

75016 Paris

France

Attention: Christophe Jean

June 4, 2008

Re:	Confirmation of financing

Dear Christophe:

We refer to the Agreement and Plan of Merger dated as of the date hereof by and among Tercica, Inc., Beaufour Ipsen Pharma, S.A.S. and Tribeca Acquisition Corporation, and effective upon the execution thereof by all parties (the Merger Agreement). Unless the context otherwise requires, words and expressions defined in the Merger Agreement shall have the same meanings where used in this letter.

This letter serves to confirm that, in the event third party financing is not available to meet Beaufour Ipsen Pharma, S.A.S.’s funding obligations arising out of and in connection with the Merger Agreement, Ipsen, S.A. will undertake to procure, and provide to Beaufour Ipsen Pharma S.A.S., all necessary funds required to complete the Merger and other transactions contemplated by the Merger Agreement.

[Signature Page Follows]

Yours sincerely,

JEAN-LUC BÉLINGARD

/s/ Jean-Luc Bélingard

Duly authorized for and on behalf of
Ipsen, S.A.